                                                               EXHIBIT (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                                       BY

                         CREDIT ACCEPTANCE CORPORATION
                                       OF
                   UP TO 2,600,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $17.00
                         NOR LESS THAN $12.50 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 6, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

     Credit Acceptance Corporation, a Michigan corporation ("CAC"), is offering to purchase for cash up to 2,600,000 shares of its common stock, par value $.01 per share, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $.01 per share, of CAC.

     On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $17.00 nor less than $12.50 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering shareholders. All shares acquired in the tender offer will be acquired at the same price. We will select the lowest purchase price that will allow us to purchase 2,600,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at prices not greater than $17.00 nor less than $12.50 per share. Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, on the terms and subject to the conditions of the tender offer. However, because of the "odd lot" priority, proration and conditional tender provisions described in this document, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1. To tender shares properly, you must properly complete and duly execute the letter of transmittal, including the section relating to the price at which you are tendering your shares.

     We reserve the right, in our sole discretion, to purchase more than 2,600,000 shares in the tender offer, subject to applicable law.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     Our shares are listed and traded on the Nasdaq National Market under the symbol "CACC." On November 25, 2003, the last trading day prior to the commencement of the tender offer, the closing price of our shares on the Nasdaq National Market was $13.83 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHICH PURCHASE PRICE OR PURCHASE PRICES TO TENDER YOUR SHARES. SEE SECTION 8.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS OR INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS

TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

     OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER. SEE SECTION 11.

     Questions and requests for assistance may be directed to Georgeson Shareholder Communications, Inc., the information agent for the tender offer, at its address and telephone number set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery, or any document incorporated herein by reference, may be directed to the information agent.
                           -------------------------

November 26, 2003

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you should either
(1)(a) complete and sign a letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company of New York, the depositary for the tender offer, and mail or deliver the share certificates to the depositary together with any other documents required by the letter of transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and (1) your share certificates are not immediately available or cannot be delivered to the depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." You should understand that this election could result in your shares being purchased at the minimum price of $12.50 per share.

     The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer or as to the price or prices at which you may choose to tender your shares. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this document or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us.

                               TABLE OF CONTENTS

IMPORTANT...................................................  iii
SUMMARY TERM SHEET..........................................    1
FORWARD-LOOKING STATEMENTS..................................    7
THE TENDER OFFER............................................    8
  SECTION 1.  NUMBER OF SHARES; PRORATION...................    8
  SECTION 2.  PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS
              OF THE TENDER OFFER; PLANS AND PROPOSALS......   10
  SECTION 3.  PROCEDURES FOR TENDERING SHARES...............   12
  SECTION 4.  WITHDRAWAL RIGHTS.............................   17
  SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE
     PRICE..................................................   18
  SECTION 6.  CONDITIONAL TENDER OF SHARES..................   19
  SECTION 7.  CONDITIONS OF THE TENDER OFFER................   19
  SECTION 8.  PRICE RANGE OF SHARES; DIVIDENDS..............   21
  SECTION 9.  SOURCE AND AMOUNT OF FUNDS....................   21
  SECTION 10. CERTAIN INFORMATION CONCERNING CAC............   22
  SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
              TRANSACTIONS AND ARRANGEMENTS CONCERNING
              SHARES........................................   24
  SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS...........   27
  SECTION 13. U.S. FEDERAL INCOME TAX CONSEQUENCES..........   27
  SECTION 14. EXTENSION OF THE TENDER OFFER; TERMINATION;
     AMENDMENT..............................................   31
  SECTION 15. FEES AND EXPENSES.............................   32
  SECTION 16. MISCELLANEOUS.................................   33

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights the most material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my
shares?.......................   Credit Acceptance Corporation, which we refer
                                 to as "we," "us" or "CAC," is offering to purchase shares of its common stock, par value
                                 $.01 per share, in a tender offer.

What will the purchase price
for the shares be and what
will be the form of
payment?......................   We are conducting the tender offer through a
                                 procedure commonly called a modified "Dutch
                                 Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares.
                                 The price range for the tender offer is $12.50 to $17.00 per share. We will select the lowest purchase price that will allow us to buy
                                 2,600,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not properly withdrawn. All shares we purchase will be purchased at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. If you wish to maximize the chance that your shares will be purchased, you should check the box under the caption "Shares Tendered at Price Determined
                                 Under the Tender Offer" in the letter of transmittal indicating that you will accept the purchase price selected by us. You should understand that this election could result in your shares being purchased at the minimum price of $12.50 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1.

How many shares will CAC
purchase?.....................   We will purchase 2,600,000 shares validly
                                 tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. 2,600,000 shares represents approximately
                                 6.2% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of November 25, 2003, there were 42,010,005 shares issued and outstanding. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

Why is CAC making the tender
offer?........................   We believe that the tender offer is a prudent
                                 use of our financial resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. The tender offer also will provide increased liquidity to holders of shares and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. On November
                                 20, 2003, the CAC Board of Directors authorized
                                 CAC to enter into the tender offer and approved spending up to $45.0 million to repurchase the shares tendered. Depending on market conditions and the availability of capital, CAC's board may authorize additional repurchases pursuant to one or more tender offers. See Section 2.
                                 Pursuant to existing Board authority,
                                 management is also authorized to purchase an additional 500,000 shares in the future.
                                 However, further purchases prior to June 2004 may require the consent of the lenders under CAC's revolving credit facility.

How will CAC pay for the
shares?.......................   Assuming we purchase 2,600,000 shares in the
                                 tender offer at the maximum specified purchase price of $17.00 per share, $44.2 million will be required to purchase such shares. We anticipate that we will obtain all of the funds necessary to purchase shares tendered in the tender offer, and to pay related fees and expenses, from existing cash reserves and by borrowing under our $135 million secured revolving credit facility. The tender offer is not conditioned upon the receipt of financing.
                                 See Sections 7 and 9.

Can I tender part of my shares
at different prices?..........   Yes, you can elect to tender part of your
                                 shares at one price and an additional amount of shares at a second price. However, you cannot tender the same shares at different prices. If you tender some shares at one price and other shares at another price, you must use a separate letter of transmittal for each price.
                                 See Section 3.

How long do I have to tender
my shares?....................   You may tender your shares until the tender
                                 offer expires. The tender offer will expire on Tuesday, January 6, 2004, at 5:00 p.m., New
                                 York City time, unless we extend it. See
                                 Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 14.

How will I be notified if CAC
extends the tender offer?.....   We will issue a press release by 9:00 a.m., New
                                 York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section
                                 14.

What will happen if I do not
tender my shares?.............   Upon the completion of the tender offer,
                                 non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See
                                 Section 2.

Are there any conditions to
the tender offer?.............   Yes. Our obligation to accept and pay for your
                                 tendered shares depends upon a number of conditions, including:

                                 - No legal action shall be pending, or shall
                                   have been threatened or taken, that might adversely affect the tender offer.

                                 - No commencement or escalation of a war, armed
                                   hostilities or other international or
                                   national calamity, including, but not limited to, an act of terrorism.

                                 - No significant decrease in the price of our
                                   common stock or in the price of equity
                                   securities generally and no adverse changes in the U.S. stock markets or credit markets shall have occurred during the tender offer.

                                 - No one shall have proposed, announced or made
                                   a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

                                 - No one (including certain groups) shall have
                                   acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission prior to November 25, 2003). In addition, no new group shall have been formed which beneficially owns more than 5% of the outstanding shares. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

                                 - No material adverse change in our business,
                                   condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer. See Section 7.

How do I tender my shares?....   To tender your shares, prior to 5:00 p.m., New
                                 York City time, on Tuesday, January 6, 2004
                                 (unless the tender offer is extended):

                                 - you must deliver your share certificate(s)
                                   and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

                                 - the depositary must receive a confirmation of
                                   receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

                                 - you must comply with the guaranteed delivery
                                   procedure.

                                 If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the information agent for assistance. See Section 3 and the instructions to the related letter of transmittal.

                                 Shares held in the CAC 401(k) Profit Sharing
                                 Plan and Trust may be tendered at the
                                 discretion of ABN AMRO Trust Services Company, the trustee for the plan and owner of the shares.

Once I have tendered shares in
the tender offer, can I
withdraw my tender?...........   You may withdraw any shares you have tendered
                                 at any time before 5:00 p.m., New York City time, on Tuesday, January 6, 2004, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after January 26, 2004. See Section 4.

How do I withdraw shares I
previously tendered?..........   You must deliver, on a timely basis, a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 3. See Section 4.

Has CAC or its board of
directors adopted a position
on the tender offer?..........   Our board of directors has approved the tender
                                 offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. See
                                 Section 2.

Will CAC's directors and
executive officers tender
shares in the tender offer?...   Our directors and executive officers have
                                 advised us that they do not plan to tender any shares in the tender offer. See Section 11.

Following the tender offer,
will CAC continue as a public
company?......................   We do not believe that our purchase of shares
                                 in the tender offer will cause our remaining shares to be delisted from the Nasdaq National
                                 Market or cause us to be eligible for
                                 deregistration under the Securities Exchange
                                 Act of 1934. It is a condition of our
                                 obligation to purchase shares pursuant to the tender offer that there not be any reasonable likelihood, as determined by us in our reasonable judgment, that these events will occur. See Section 7.

What happens if more than
2,600,000 shares are tendered
in the tender offer?..........   We will purchase shares:

                                 - first, from all holders of "odd lots" of less
                                   than 100 shares who properly tender all of their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

                                 - second, after purchasing the shares from the
                                   "odd lot" holders, from all other
                                   shareholders who properly tender shares at or below the purchase price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6; and

                                 - third, only if necessary to permit us to
                                   purchase 2,600,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased even if they are tendered at or below the purchase price. See
                                   Section 1.

When will CAC pay for the
shares I tender?..............   We will pay the purchase price, net to you in
                                 cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date. See Section 5.

What is the recent market
price of my CAC shares?.......   On November 25, 2003, the last trading day
                                 prior to the commencement of the tender offer, the closing price of our shares on the Nasdaq
                                 National Market was $13.83 per share. You are urged to obtain current market quotations for the shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 8.

Will I have to pay brokerage
commissions if I tender my
shares?.......................   If you are a registered shareholder and you
                                 tender your shares directly to the depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 1 and Section 3.

What are the U.S. federal
income tax consequences if I
tender my shares?.............   Generally, you will be subject to U.S. federal
                                 income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend.
                                 Non-United States holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13.

Will I have to pay any stock
transfer tax if I tender my
shares?.......................   If you instruct the depositary in the letter of
                                 transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have
questions?....................   The information agent can help answer your
                                 questions. The information agent is Georgeson
                                 Shareholder Communications, Inc. Its contact information is set forth on the back cover page of this document.

                           FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this Offer to Purchase and in filings we have made with the Securities and Exchange Commission and may make such statements in future filings. We may also make forward-looking statements in our press releases or other public or shareholder communications. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

     We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. These forward-looking statements represent our outlook only as of the date of this report. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     - increased competition from traditional financing sources and from non-traditional lenders,

     - our potential inability to continue to obtain financing on acceptable terms,

     - our potential inability to generate sufficient cash flow to service our debt and fund our future operations,

     - adverse changes in applicable laws and regulations,

     - adverse changes in economic conditions,

     - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     - our potential inability to maintain or increase the volume of loans,

     - our potential inability to accurately forecast and estimate future collections and historical collection rates,

     - our potential inability to accurately estimate the residual values of the lease vehicles,

     - an increase in the amount or severity of litigation against us,

     - the loss of key management personnel,

     - the effect of terrorist attacks and potential attacks, and

     - the effect of war in Iraq.

     Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. In addition, please refer to our reports on Form 10-K and Form 10-Q that are incorporated herein by reference for information on these and other risk factors. See Section 10.

                                THE TENDER OFFER

SECTION 1.  NUMBER OF SHARES; PRORATION

     GENERAL. Upon the terms and subject to the conditions of the tender offer, CAC will purchase 2,600,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at prices not greater than $17.00 nor less than $12.50 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on Tuesday, January 6, 2004, unless and until CAC, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by CAC, shall expire. See Section 14 for a description of CAC's right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, CAC may, and CAC expressly reserves the right to, purchase under the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

     If (1)(a) CAC increases the price to be paid for shares above $17.00 per share or decreases the price to be paid for shares below $12.50 per share, (b) CAC increases the number of shares being sought in the tender offer and the increase exceeds 2% of the outstanding shares, or (c) CAC decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

     In accordance with Instruction 5 of the related letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $17.00 nor less than $12.50 per share, at which they are willing to sell their shares to CAC under the tender offer. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering shareholder receiving a price per share as low as $12.50 or as high as $17.00. Promptly following the expiration date, CAC will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. CAC will select the lowest purchase price, not greater than $17.00 nor less than $12.50 per share, net to the seller in cash, without interest, that will enable it to purchase 2,600,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer.

     Only shares properly tendered at or below the purchase price and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares CAC seeks are properly tendered at or below the purchase price. All shares tendered and not purchased under the tender offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at CAC's expense promptly after the expiration date. By following the instructions to the letter of transmittal, shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price. Shareholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the depositary.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 2,600,000 shares, or such greater number of shares as CAC may elect to purchase, subject to applicable law, CAC will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the tender offer, if greater than 2,600,000 shares, or such greater number of shares as CAC may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, CAC will purchase properly tendered shares on the basis set forth below:

     (1) First, CAC will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

          (a) tenders all shares owned beneficially or of record by that odd lot holder at a price at or below the purchase price (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

          (b) completes the section entitled "Odd Lots" in the related letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     (2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, CAC will purchase all other shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, on a pro rata basis.

     (3) Third, only if necessary to permit us to purchase 2,600,000 shares (or such greater number of shares as CAC may elect to purchase), CAC will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price.

     ODD LOTS. For purposes of the tender offer, the term "odd lots" shall mean all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder's shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     PRORATION. If proration of tendered shares is required, CAC will determine the proration factor as soon as practicable following the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in
Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, CAC does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

     As described in Section 13, the number of shares that CAC will purchase from a shareholder under the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder who tenders shares registered in such shareholder's name directly to the depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on CAC's shareholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

     PURPOSE OF THE TENDER OFFER. CAC's management and its board of directors have evaluated CAC's operations, strategy and expectations for the future and believe that the tender offer is a prudent use of CAC's financial resources given its business profile, assets and current market price. CAC believes that its current financial resources and debt capacity exceed the financial requirements of its business.

     CAC believes that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of CAC's capital if they so elect. This format of repurchase provides a method for shareholders not participating to increase their relative percentage interest in CAC and its future operations at no additional cost. As a result, the board of directors believes that investing in CAC's own shares in this manner is an attractive use of capital and an efficient means to provide value to shareholders. The tender offer also provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

     CAC has previously repurchased shares as a means of increasing shareholder value. In 1999, CAC began acquiring shares of its common stock in connection with a stock repurchase program announced in August 1999. That program authorized CAC to purchase up to 1.0 million common shares on the open market or pursuant to negotiated transactions at price levels CAC deems attractive. On each of February 7, 2000, June 7, 2000, July 13, 2000, November 10, 2000, and May 20, 2002, CAC's Board of Directors authorized increases in CAC's stock repurchase program of an additional 1.0 million shares. As of November 20, 2003, CAC has repurchased approximately 5.5 million shares of the 6.0 million shares authorized to be repurchased under this program at a cost of $32.5 million. The
6.0 million shares, which can be repurchased through the open market or in privately negotiated transactions, represent approximately 13.0% of the shares outstanding at the beginning of the program. On November 20, 2003, the CAC Board of Directors authorized CAC to enter into the tender offer and approved spending up to $45 million to repurchase shares tendered. Depending on market conditions and the availability of capital, CAC's board may authorize additional repurchases, including repurchases pursuant to one or more tender offers.

     After the tender offer is completed, CAC believes that its anticipated cash flow from operations, access to credit facilities and capital markets and financial condition will be adequate for its needs. Depending on the number of shares purchased in the tender offer, the result and prospects of CAC's business, prevailing economic and market conditions and the market price of the shares, CAC may continue its previously authorized repurchase program subsequent to the termination of the tender offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," prohibits CAC and its affiliates from purchasing any shares, other than in the tender offer, until at least 10 business days after the expiration date. In addition, further repurchases prior to June 2004 may require the consent of the lenders under CAC's revolving credit facility.

     Neither CAC, the CAC Board of Directors nor the information agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. CAC has not authorized any person to make any recommendation. Shareholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender.

     CAC's directors and executive officers have advised CAC that they do not intend to tender any shares in the tender offer. See Section 11.

     CERTAIN EFFECTS OF THE TENDER OFFER. Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in CAC and thus in CAC's future earnings and assets, subject to CAC's right to issue additional shares of common stock and other equity securities in the future. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq National Market or otherwise, at a net price higher or lower than the purchase price in the tender offer. CAC can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future, which price may be higher or lower than the purchase price paid in the tender offer.

     Shares that CAC acquires pursuant to the tender offer will be cancelled and will have the status of authorized but unissued shares.

     The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of CAC shareholders. As of November 25, 2003, there were 42,010,005 shares issued and outstanding. Assuming CAC acquires 2,600,000 shares in the tender offer, 39,410,005 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price. Nonetheless, CAC anticipates that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares.

     CAC does not believe that the purchase of shares in the tender offer will cause the remaining shares to be delisted from the Nasdaq National Market. The tender offer is conditioned upon there not being any reasonable likelihood, in CAC's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause the shares to be delisted from the Nasdaq National Market. See Section 7.

     The shares are registered under the Exchange Act, which requires, among other things, that CAC furnish information to its shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of shareholders. CAC believes that the purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act. The tender offer is conditioned upon there not being any reasonable likelihood, in CAC's reasonable judgment, that the consummation of the tender offer and the purchase of shares will cause its common stock to be eligible for deregistration under the Exchange Act. See Section 7.

     The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. CAC believes that, following the purchase of the shares pursuant to the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     PLANS AND PROPOSALS. Except as disclosed elsewhere in this offer to purchase, or as may occur in the ordinary course of its business, CAC currently has no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving CAC or any of its subsidiaries;

     - a purchase, sale or transfer of a material amount of CAC's assets or any of its subsidiaries' assets;

     - any material change in CAC's present dividend rate or policy, indebtedness or capitalization;

     - any change in CAC's present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     - any other material change in CAC's corporate structure or business;

     - a class of CAC's equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

     - a class of CAC's equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

     - the suspension of CAC's obligation to file reports pursuant to Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of CAC, or the disposition of securities by CAC; or

     - any changes in CAC's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of CAC.

     CAC reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.  PROCEDURES FOR TENDERING SHARES

     PROPER TENDER OF SHARES. For shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an "agent's message" (as defined below) or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of The Depository Trust Company, referred to as the "book-entry transfer facility," and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase, or
(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at Price Determined by Shareholder" on the letter of transmittal the price (in increments of $0.50) at which shares are being tendered, or (2) "Shares Tendered at Price Determined Under the Tender Offer" in the letter of transmittal that the shareholder will accept the purchase price determined by CAC in accordance with the terms of the tender offer. Shareholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the appropriate section in each letter of transmittal.

     If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined Under the Tender Offer." Note that this election could result in the tendered shares being purchased at the minimum price of $12.50 per share.

     If tendering shareholders wish to indicate a specific price (in increments of $0.50) at which their shares are being tendered, they must check a box under the section captioned "Shares Tendered at Price Determined by Shareholder." Tendering shareholders should be aware that this election could mean that none of their shares will be purchased if they check a box other than the box representing the lowest price.

     In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

     Shareholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the letter of transmittal. It is the tendering shareholder's responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 6 and Section 13.

     Shareholders who hold shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the depositary.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in book-entry transfer facility, whose name appears on a security position listing as the owner of the shares) tendered therewith and the holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, as amended. See Instruction 1 of the letter of transmittal. If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     In all cases, payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, an agent's message in the case of a book-entry transfer, or a specific acknowledgment in the case of a tender through the Automated Tender Offer Program ("ATOP"), and any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY

MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date, or
(2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that CAC may enforce such agreement against such participant.

     Participants in the book-entry transfer facility may tender their shares in accordance with ATOP to the extent it is available to them for the shares they wish to tender. A shareholder tendering through ATOP must expressly acknowledge that the shareholder has received and agreed to be bound by the letter of transmittal and that the letter of transmittal may be enforced against that shareholder.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, as amended by the Jobs and Growth Tax Reconciliation Act of 2003, 28% of the gross proceeds payable to a shareholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding. Specified shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the information agent. See Instructions 14 and 15 of the letter of transmittal.

     To prevent federal backup withholding tax equal to 28% of the gross payments made to shareholders for shares purchased under the tender offer, each shareholder who does not otherwise establish an exemption from such withholding must provide the depositary with the shareholder's correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the letter of transmittal. For a discussion of United States federal income tax consequences to tendering shareholders, see Section 13.

     FEDERAL INCOME TAX WITHHOLDING ON FOREIGN SHAREHOLDERS. Even if a foreign shareholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign shareholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States or that such proceeds are subject to capital gains treatment. For this purpose, a foreign shareholder is any shareholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

     Foreign shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure. See Instructions 14 and 15 of the letter of transmittal.

     GUARANTEED DELIVERY. If a shareholder desires to tender shares under the tender offer and the shareholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - the tender is made by or through an eligible guarantor institution;

     - the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form CAC has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

     - the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent's message, and any other documents required by the letter of transmittal, are received by the depositary within three business days after the date of receipt by the depositary of the notice of guaranteed delivery.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by CAC, in its sole discretion, and CAC's determination will be final and binding on all parties. CAC reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which CAC determines may be unlawful. CAC also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, and CAC's interpretation of the terms of the tender offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by CAC. None of CAC, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

     TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; CAC'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder's representation and warranty to CAC that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. CAC's acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering shareholder and CAC upon the terms and conditions of the tender offer.

     LOST OR DESTROYED CERTIFICATES. Shareholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact the depositary, Computershare Trust Company of New York, at (800) 245-7630 for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the shareholder to secure against the risk that the share certificates may be subsequently recirculated. Shareholders are urged to contact the depositary immediately in order to permit timely processing of this documentation. Share certificates, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any signature guarantees, or an agent's message, and any other required documents must be delivered to the depositary and not to CAC or the information agent. Any such documents delivered to CAC or the information agent will not be forwarded to the depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by CAC under the tender offer, also may be withdrawn at any time after January 26, 2004.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by CAC, in its sole discretion, whose determination will be final and binding. None of CAC, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

     Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If CAC extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares under the tender offer for any reason, then, without prejudice to CAC's rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of CAC, and these shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, CAC (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date. For purposes of the tender offer, CAC will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, CAC will accept for payment and pay a single per share purchase price not greater than $17.00 nor less than $12.50 per share for 2,600,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the depositary of:

     - certificates for shares or of a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal, an agent's message in the case of book-entry transfer or a specific acknowledgement in the case of a tender through ATOP; and

     - any other required documents.

     CAC will pay for shares purchased under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from CAC and transmitting payment to the tendering shareholders.

     In the event of proration, CAC will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, CAC does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares not purchased due to proration or conditional tenders, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at CAC's expense promptly after the expiration date or termination of the tender offer without expense to the tendering shareholders. Under no circumstances will interest on the purchase price be paid by CAC regardless of any delay in making the payment. In addition, if certain events occur, CAC may not be obligated to purchase shares under the tender offer. See Section 7.

     CAC will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 8 of the letter of transmittal.

     Any tendering shareholder or other payee who fails to complete fully, sign and return to the depositary the substitute Form W-9 included with the letter of transmittal may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee under the tender offer. See Section 3. Also see Section 13 regarding United States federal income tax consequences for foreign shareholders.

SECTION 6.  CONDITIONAL TENDER OF SHARES

     Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal. Each shareholder is urged to consult with his or her own financial or tax advisor.

     Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the tender offer expires, if more than 2,600,000 shares (or such greater number of shares as CAC may elect to purchase) are properly tendered and not properly withdrawn and CAC must prorate its acceptance of and payment for tendered shares, CAC will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder (tendered pursuant to a letter of transmittal) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal and regarded as withdrawn as a result of proration will be returned promptly after the expiration date without any expense to the shareholder.

     After giving effect to these withdrawals, CAC will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 2,600,000 (or such greater number of shares as CAC may elect to purchase) then, to the extent feasible, CAC will select enough of the conditional tenders that would otherwise have been withdrawn to permit CAC to purchase 2,600,000 shares (or such greater number of shares as CAC may elect to purchase). In selecting among the conditional tenders, CAC will select by random lot treating all tenders by a particular taxpayer as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their shares.

SECTION 7.  CONDITIONS OF THE TENDER OFFER

     Notwithstanding any other provision of the tender offer, CAC will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if, at any time on or after November 25, 2003 and before the expiration date, any of the following events shall have occurred (or shall have been determined by CAC to have occurred) that, in CAC's reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

          (1) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (a) challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or (b) in CAC's reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of CAC and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CAC or any of its subsidiaries or materially impair CAC's ability to purchase up to 2,600,000 shares in the tender offer;

          (2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or CAC or any of its subsidiaries, by any court or any authority, agency or tribunal that, in CAC's reasonable judgment, would or might, directly or indirectly,
     (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (b) delay or restrict the ability of CAC, or render CAC unable, to accept for payment or pay for some or all of the shares, or (c) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of CAC and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CAC or any of its subsidiaries;

          (3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally, that, in CAC's reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant decrease in the market price of the shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of CAC, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of CAC and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of CAC or any of its subsidiaries, (f) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or (g) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by a material amount (including, without limitation, an amount greater than 10%) from the close of business on November 26, 2003;

          (4) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving CAC or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

          (5) CAC learns that (a) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before November 26, 2003), or (b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before November 26, 2003 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares;

          (6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire CAC or any of its shares of common stock, or has made a public announcement reflecting an intent to acquire CAC or any of its subsidiaries or any of the respective assets or securities of CAC and its subsidiaries;

          (7) any change or changes have occurred or are threatened in CAC or CAC's subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in the reasonable judgment of CAC, materially impairs CAC's ability to purchase up to 2,600,000 shares in the tender offer; or

          (8) there shall be any reasonable likelihood, as determined by CAC in its reasonable judgment, that the consummation of the tender offer and the purchase of the shares will cause the shares to be delisted from the Nasdaq National Market or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the sole benefit of CAC and may be asserted by CAC regardless of the circumstances giving rise to any of these conditions, and may be waived by CAC, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. CAC's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if CAC waives any of the conditions described above, CAC may be required to extend the expiration date. Any determination or judgment by CAC concerning the events described above will be final and binding on all parties.

SECTION 8.  PRICE RANGE OF SHARES; DIVIDENDS

     The shares are traded and quoted on the Nasdaq National Market, under the trading symbol "CACC." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share on the Nasdaq National Market, as applicable.

                                                               HIGH     LOW
                                                              ------   -----
2001
  First Quarter.............................................  $ 6.88   $4.50
  Second Quarter............................................    8.00    5.00
  Third Quarter.............................................   12.00    7.12
  Fourth Quarter............................................   10.37    7.40
2002
  First Quarter.............................................  $12.04   $8.50
  Second Quarter............................................   14.95    9.66
  Third Quarter.............................................   13.45    7.22
  Fourth Quarter............................................    9.72    6.26
2003
  First Quarter.............................................  $ 6.79   $4.75
  Second Quarter............................................   12.10    4.75
  Third Quarter.............................................   12.59    8.35
  Fourth Quarter (through November 25, 2003)................   14.12    8.99

     On November 25, 2003, the last trading day before the date of announcement of the tender offer, the reported sales price of the shares on the Nasdaq National Market was $13.83 per share. Shareholders are urged to obtain current market quotations for the shares.

     CAC has not paid any dividends on the common stock to date and currently anticipates that any earnings will be retained for the development of its business. Accordingly, no dividends are expected to be declared or paid on the shares for the foreseeable future.

SECTION 9.  SOURCE AND AMOUNT OF FUNDS

     Assuming CAC purchases 2,600,000 shares in the tender offer at the maximum specified purchase price of $17.00 per share, $44.2 million will be required to purchase such shares. CAC anticipates that it will obtain the funds necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses, from available cash on hand and by borrowing under its $135 million secured revolving credit facility. CAC intends to repay amounts borrowed under the revolving credit facility for the purchase of shares tendered in the tender offer with available cash flow or by refinancing through other available credit facilities. The tender offer is not conditioned upon the receipt of financing. See Section 7.

     The revolving credit facility has been established pursuant to a Second Amended and Restated Credit Agreement, dated as of June 9, 2003, among CAC and certain subsidiaries, as borrowers, Comerica Bank, as agent, and the other lenders party thereto. The revolving credit facility matures on June 9, 2005, or such later date as extended under the terms of the credit agreement.

     The agreement provides that, at CAC's discretion, interest is payable at either the eurodollar rate plus 140 basis points, or at the prime rate (4.0% as of September 30, 2003). The eurodollar borrowings may be fixed for periods of up to six months. Borrowings under the revolving credit facility are subject to a borrowing base limitation equal to 65% of advances to dealer-partners and leased vehicles (as reflected in the consolidated financial statements and related notes), less a hedging reserve (not exceeding $1.0 million), the amount of letters of credit issued under the revolving credit facility, and the amount of other debt secured by the collateral which secures the revolving credit facility. Currently, the borrowing base limitation does not inhibit CAC's borrowing ability under the revolving credit facility. The credit agreement has certain restrictive covenants, including a minimum required ratio of CAC's assets to debt, its liabilities to tangible net worth, and its earnings before interest, taxes and non-cash expenses to fixed charges. Additionally, the agreement requires that CAC maintain a specified minimum level of net worth. Borrowings under the credit agreement are secured by a lien on most of CAC's assets. CAC must pay annual and quarterly fees on the amount of the commitment.

     The foregoing description is qualified in its entirety by reference to the credit agreement, which is an exhibit to the Schedule TO in which this document has been filed with the Commission.

SECTION 10.  CERTAIN INFORMATION CONCERNING CAC

     GENERAL. CAC, incorporated in Michigan in 1972, is a financial services company specializing in products and services for a network of automobile dealers. CAC provides participating dealers with financing sources for consumers with limited access to credit by offering "guaranteed credit approval." CAC delivers credit approvals through the Internet. Other services include marketing, sales training and a wholesale purchasing cooperative. Through its financing program, CAC helps consumers change their lives by providing an opportunity to strengthen and reestablish their credit standing by making timely monthly payments. CAC refers to participating dealers who share its commitment to changing customers' lives as "dealer-partners."

     CAC was founded to service and collect retail installment contracts (referred to as Contracts or Loans) originated and funded by automobile dealerships owned by CAC's founder and current Chairman, Donald Foss. During the 1980's, CAC began to market this service to non-affiliated dealers and, at the same time, began to offer financing in the form of a cash payment to the dealer-partner secured by the future collections on the Loans serviced for that dealer-partner.

     A customer who does not qualify for conventional automobile financing can purchase a vehicle from a CAC dealer-partner and finance the purchase through CAC. As payment for the vehicle the dealer-partner receives the following:

     - a down payment from the customer;

     - a cash advance from CAC; and

     - after the advance has been recovered, the cash from payments made on the Loan, net of certain collection costs and CAC's servicing fee.

     CAC's servicing fee is equal to a fixed percentage (typically 20%) of each payment collected. In addition, CAC receives fees for other products and services.

     CAC helps change the lives of customers who do not qualify for conventional automobile financing by helping them obtain quality transportation and, equally important, rehabilitate their credit through the timely repayment of their Loan. CAC's program increases dealer-partners' profits in the following ways:

     - CAC enables dealer-partners to sell cars to customers who may not be able to obtain financing without CAC's program. In addition, customers often become repeat customers by financing future vehicle purchases either through CAC's program or, after they have successfully rehabilitated their credit, through conventional financing.

     - The ability to advertise "guaranteed credit approval" attracts many customers who mistakenly assume they do not qualify for conventional financing, but who can actually qualify.

     - The customers attracted to dealer-partners by "guaranteed credit approval" often use other services the dealerships offer and refer friends and relatives to them.

     - As part of CAC's unique business model, dealer-partners share in the profits not only from the sale of the vehicle, but also from its financing.

     CAC has four reportable business segments: United States, United Kingdom, Automobile Leasing, and Other. As more fully described in CAC's quarterly and annual reports filed with the Securities and

Exchange Commission, CAC is currently liquidating its operations in all segments other than the United States.

     CAC's address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034 and its telephone number is 248-353-2700.

     AVAILABLE INFORMATION. CAC is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters. CAC is required to disclose in these periodic reports certain information, as of particular dates, concerning the CAC directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of CAC and any material interest of such persons in transactions with CAC. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, CAC has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     INCORPORATION BY REFERENCE. CAC's annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, its Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 11, 2003, and all other documents filed by CAC with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the earlier of the expiration date and the termination of the tender offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this offer to purchase, shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded.

     Shareholders can obtain any of the documents incorporated by reference in this document from CAC or from the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from CAC without charge, excluding any exhibits to those documents. Shareholders can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from CAC at 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034; telephone: (248) 353-2700. Any shareholder requesting information should be sure to include his or her complete name and address in the request. If a shareholder requests any incorporated documents, CAC will mail them to you by first class mail, or another equally prompt means, within one business day after CAC receives your request.

SECTION 11. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of November 25, 2003, CAC had 42,010,005 issued and outstanding shares, excluding 6,977,174 shares of common stock reserved for issuance under its stock option plans, of which 4,205,362 shares are subject to outstanding options and 2,771,812 shares are currently reserved for issuance under the plans, none of which have been issued. The 2,600,000 shares that CAC is offering to purchase represent approximately 6.2% of the shares outstanding on November 25, 2003.

     As of November 20, 2003, the directors and executive officers of CAC as a group (12 persons) beneficially owned 29,649,521 shares (which number includes 1,046,000 shares issuable upon exercise of options which are exercisable within 60 days of November 20, 2003), or 68.9% of the total outstanding shares on that date. CAC's directors and executive officers have advised CAC that they do not intend to tender any shares in the tender offer. If CAC purchases 2,600,000 shares in the tender offer, and none of the directors or executive officers tender shares in the tender offer, then after the purchase of shares, our directors and executive officers as a group would beneficially own approximately 73.3% of our total shares outstanding immediately after the tender offer.

     The following table sets forth, as to each director or executive officer
(i) the number of shares and percentage beneficially owned as of November 20, 2003 (including shares under exercisable options); and (ii) assuming CAC purchases 2,600,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer, the percentage beneficially owned after consummation of the tender offer.

                                                                                         PERCENTAGE
                                                                                     BENEFICIALLY OWNED
                                                                     NUMBER OF      ---------------------
                                                                    SHARES OWNED     BEFORE       AFTER
BENEFICIAL OWNER                             POSITION               BENEFICIALLY    THE OFFER   THE OFFER
----------------                 ---------------------------------  ------------    ---------   ---------
Donald A Foss..................  Director, Chairman of Board         24,036,898(a)    57.2%       61.0%
Brett A. Roberts...............  Director, Chief Executive Officer      489,000(b)     1.2%        1.2%
Michael W. Knoblauch...........  Chief Operating Officer                302,600(c)        *           *
Keith P. McCluskey.............  President                               83,166(d)        *           *
David S. Simmet................  Chief Information Officer              141,175(e)        *           *
Harry E. Craig.................  Director                                10,000(f)        *           *
Sam M. Lafata+.................  Director                                 9,000(g)        *           *
Daniel P. Leff.................  Director                                    --          --          --
Thomas N. Tryforos.............  Director                             4,394,682(h)    10.5%       11.2%
All Directors and Executive
  Officers as a Group (12
  persons).....................                                      29,649,521(i)    68.9%       73.3%
Thomas W. Smith................                                       4,803,500(h)    11.4%       12.2%
Scott J. Vassalluzzo...........                                       4,140,350(h)     9.9%       10.5%
Dimensional Fund Advisors,
  Inc. ........................                                       2,611,400(j)     6.2%        6.6%

---------------

 + Mr. Lafata is retiring from the Board, effective November 28, 2003. CAC intends to fill the vacancy as soon as possible following Mr. Lafata's retirement.

 *  Represents less than 1% of the total number of outstanding shares.

(a) Shares are held by Donald A. Foss and Donald A. Foss Revocable Living Trust dated January 26, 1984 as to which Mr. Foss is the trustee. Karol A. Foss is the record owner of 11,968,587 of these shares of which Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001. In addition, Mr. Foss has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has a 20% interest. Mr. Foss' business address is 25505 West Twelve Mile Road, Suite 3000, Southfield, Michigan 48034-8339.

(b) Includes 425,000 shares which Mr. Roberts has the right to acquire upon exercise of employee stock options.

(c) Includes 300,000 shares which Mr. Knoblauch has the right to acquire upon exercise of employee stock options.

(d) Mr. McCluskey has shared voting and dispositive power with respect to 83,166 shares which are owned by a limited liability company in which he has an 80% interest.

(e) Includes 140,000 shares which Mr. Simmet has the right to acquire upon exercise of employee stock options.

(f) Shares are held by the Craig Living Trust as to which Mr. Craig is the trustee.

(g) Shares are held by the Sam M. Lafata Revocable Living Trust as to which Mr. Lafata is the trustee.

(h) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Mr. Thomas W. Smith, Mr. Thomas N. Tryforos, and Mr. Scott J. Vassalluzzo which reflect their beneficial ownership of shares of Common Stock as of December 31, 2002, adjusted for known activity through November 20, 2003. Mr. Smith, Mr. Tryforos and Mr. Vassalluzzo reported that they have shared voting and dispositive power over 4,076,500 shares. Mr. Smith reported that he may be deemed to have sole voting power and dispositive power over 727,500 shares, Mr. Tryforos reported that he has sole voting and dispositive power over

    318,182 shares, and Mr. Vassalluzzo reported that he has sole voting and dispositive power over 63,850 shares. Mr. Smith's, Mr. Tryforos', and Mr. Vassalluzzo's business address is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(i) Includes a total of 1,046,000 shares which such persons have the right to acquire upon exercise of employee stock options.

(j) The number of shares is based on information contained in a Schedule 13-G filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc. which reflects its beneficial ownership of shares of Common Stock as of December 31, 2002, adjusted for known activity through November 20, 2003. Dimensional Fund Advisors' business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS.

     Pursuant to CAC's 1992 Stock Option Plan (the "1992 Plan"), CAC has reserved 8.0 million shares of its common stock for options to executive officers and other employees. Options are granted and become exercisable as determined at the date of the grant by the compensation committee of the board of directors. The exercise price of the options is no less than the fair market value on the date of the grant. Options under the 1992 Plan generally become exercisable over a three to five year period, or CAC's attainment of certain performance related criteria, or immediately upon a change of control. Options granted in 2000 to 2003 will vest only if certain performance targets are met. Nonvested performance options are forfeited upon termination of employment and otherwise expire ten years from the date of grant. Executive officers hold a total of 946,000 options.

     Pursuant to CAC's Director Stock Option Plan (the "Director Plan"), CAC has reserved 200,000 shares of its common stock for options to members of its Board of Directors. The exercise of the options is equal to the fair market value on the date of grant. Options granted under this plan will vest only if CAC meets certain performance targets. Nonvested options are forfeited if the participant should cease to be a director and otherwise expire ten years from the date of grant. Directors hold a total of 100,000 options under this plan.

     CAC also maintains the CAC 401(k) Profit Sharing Plan and Trust pursuant to which eligible employees may purchase shares at market prices. Eligible employees contribute to the plan by payroll deduction or by additional discretionary payments made to the trustee. These contributions are then used by the trustee of the plan to purchase shares.

     Based on CAC's records and on information provided to CAC by its directors, executive officers, affiliates and subsidiaries, except as provided below, neither CAC nor any of its affiliates or subsidiaries nor, to the knowledge of CAC, any of CAC or its subsidiaries, directors or executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to November 25, 2003. Thomas N. Tryforos, a director of CAC, purchased a total of 23,600 shares of common stock in the open market as follows: September 26, 2003 -- 5,000 shares at $11.75 per share; September 30, 2003 -- 8,032 shares at $11.57 per share; and November 18, 2003 -- 10,568 shares at $10.61 per share. On November 19, 2003, Scott J. Vassalluzzo, an associate of Mr. Tryforos, purchased 350 shares of common stock in the open market at $10.14 per share.

     There were no option grants to executive officers of CAC during 2003, but 13,500 options were granted to non-executive employees. Additionally, 65,933 shares of stock were repurchased by CAC during the last 60 days.

     Except as otherwise described in this Offer to Purchase or as described in CAC's most recent proxy statement, neither CAC nor, to the best knowledge of CAC, any of CAC's affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of CAC's securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS

     Except as described above, CAC is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by CAC as contemplated by the tender offer. Should any approval or other action be required, CAC presently contemplates that it will seek that approval or other action. CAC is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligation of CAC under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

SECTION 13.  U.S. FEDERAL INCOME TAX CONSEQUENCES

     GENERAL. The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, S corporations, expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a "functional currency" other than the United States dollar, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer. Those shareholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.

     In addition, except as otherwise specifically noted, this summary applies only to holders of shares that are "United States holders." For purposes of this discussion, a "United States holder" means a holder of shares that for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     Holders of shares who are not United States holders ("foreign shareholders") should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

     CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by CAC under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from CAC.

     Under Section 302 of the Code, a United States holder whose shares are purchased by CAC under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in CAC;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE. If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold its shares to CAC and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefore. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by CAC under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by CAC from a United States holder under the tender offer. In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by CAC in the event of proration under the tender offer. This right of designation is not available, however, with respect to shares held in the CAC 401(k) Profit Sharing Plan and Trust. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION. If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by CAC under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by CAC under the tender offer will be treated as a distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable as a dividend at ordinary income tax rates to the extent of the United States holder's share of the available current and accumulated earnings and profits (within the meaning of the Code) of CAC. To the extent the amount exceeds the United States holder's share of the available current and accumulated earnings and profits of CAC, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by CAC under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's remaining adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     The recently enacted "Jobs and Growth Tax Reconciliation Act of 2003" significantly alters the treatment of dividends and long term capital gains of individuals. Under this legislation, dividends received in taxable years beginning after 2002 and prior to 2009, and long term capital gains on sales and exchanges (and payments received) after May 6, 2003 and before January 1, 2009, by individuals are taxed at a maximum rate of 15%. The rate applicable to individuals with taxable income at or below $28,400 (if single) or $56,800 (if married and filing jointly) is 5% through the end of 2007 (0% in 2008). In order to qualify for the special rate for dividends, the shares must have been held for more than 60 days during the 120 day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (in this case, prior to the repurchase date) and the taxpayer cannot be under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. As such, these changes may impact the tax consequences of this tender offer to certain United States holders.

     CONSTRUCTIVE OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option. A shareholder in a corporation is treated as owning that shareholder's proportionate share of any stock owned, directly or indirectly, by that corporation only if the shareholder actually or constructively owns 50 percent or more of the value of the stock of the corporation. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

     Contemporaneous dispositions or acquisitions of stock by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 have been satisfied. Additionally, CAC cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause CAC to accept fewer shares than are tendered. Therefore, no assurance can be given that CAC will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by CAC under the tender offer to be treated as a sale or exchange for federal income tax purposes:

          Complete Termination Test. The purchase of a holder's shares by CAC under the tender offer will result in a "complete termination" of the holder's equity interest in CAC if all of the shares that are actually or constructively owned by the holder are sold under the tender offer, provided that no shares of any other class of stock in CAC are actually or constructively owned by the holder. If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a "complete termination" has occurred. With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder. Holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

          Substantially Disproportionate Test. The purchase of a holder's shares by CAC under the tender offer will result in a "substantially disproportionate" redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer). For those holders who also own CAC common stock, the "substantially disproportionate" test will not be satisfied unless the holder's ownership of common stock immediately after completion of the tender offer is less than 80 percent of that owned immediately before the completion of the tender offer.

          Not Essentially Equivalent to a Dividend Test. The purchase of a holder's shares by CAC under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in CAC as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Whether the receipt of cash by a shareholder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that the redemption of any amount of stock that is nonvoting, nonconvertible and limited and preferred as to dividends and in liquidation (such as the Cumulative Exchangeable Preferred Stock) represents a meaningful reduction of the shareholder's proportionate interest in the corporation if the shareholder does not own stock of any other class. Holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE SHAREHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, in certain circumstances amounts received by a corporate United States holder pursuant to the tender offer that is treated as a dividend will constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

     FOREIGN SHAREHOLDERS. Generally, the depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid under the tender offer to a foreign shareholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies or that proceeds received by the foreign shareholder are entitled to capital gains treatment. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign shareholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld. Foreign shareholders generally will not be subject to United States federal income or withholding tax on any gain realized on the purchase of shares by CAC in the tender offer unless (i) the gain is effectively connected with the conduct by such foreign shareholder of a trade or business in the United States (in which case the branch profits tax discussed below may also apply if the foreign shareholder is a corporation); or (ii) the foreign shareholder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) CAC is or has been a U.S. real property holding corporation (a "USRPHC") for United States federal income tax purposes (which CAC does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding the purchase and such foreign shareholder's holding period. Even if CAC were or were to become a USRPHC at any time during this period, gains realized upon the purchase pursuant to the tender offer by a foreign shareholder that did not directly or indirectly own more than 5% of the shares during this period generally would not be subject to United States federal income tax, provided that the shares are "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). CAC believes that the shares are and at the time the shares would be purchased pursuant to the tender offer will be considered to be "regularly traded on an established security market." If a foreign shareholder does not satisfy any of the Section 302 tests explained above, the purchase of a foreign shareholder's shares by CAC under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the foreign shareholder. Instead, the entire amount received by the foreign shareholder with respect to the purchase of its shares by CAC under the tender offer will be treated as a distribution to the foreign shareholder with respect to its shares under Section 301 of the Code, and treated as a dividend to the extent of the foreign shareholder's allocable share of the available current and accumulated earnings and profits (within the meaning of the Code) of CAC. Dividends paid to foreign shareholders are subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or, if applicable, a lower treaty rate, unless the dividend is effectively connected with the conduct of a trade or business in the United States by a foreign shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign shareholder) and an IRS form that is available from the depositary is filled with CAC. A dividend that is effectively connected with the conduct of a trade or business in the United States by a foreign shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such foreign shareholder) will be exempt from the withholding tax described above and subject instead (i) to the United States federal income tax on net income that generally applies to United States persons and (ii) with respect to corporate holders under certain circumstances, a 30% (or, if applicable, a lower treaty rate) branch profits tax that in general is imposed on its "effectively connected earnings and profits" (within the meaning of the Code) for the taxable year, as adjusted for certain items.

     SHAREHOLDERS WHO DO NOT RECEIVE CASH UNDER THE TENDER OFFER. Shareholders whose shares are not purchased by CAC under the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

     BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal backup withholding tax.

     TAX RETURN DISCLOSURE AND INVESTOR LIST REQUIREMENTS. Treasury regulations generally require a shareholder that recognizes a loss in any single year on the exchange of shares pursuant to the tender offer that exceeds $2 million for individuals, S-corporations, and trusts, $10 million for partnerships that have only corporations as partners ($2 million for all other partnerships), and $10 million for corporations to disclose the transaction and certain other information on IRS Form 8886. The regulations also require "material advisors" to such a transaction maintain records (including participant lists) and furnish such records to the IRS on demand. Significant penalties may be imposed for failure to comply with these requirements.

     Final regulations have been issued by the Treasury Department clarifying the types of transactions subject to these disclosure and list maintenance rules. As these rules are relatively new, it remains unclear how they will apply to a sale of shares pursuant to the tender offer. Shareholders should consult your their tax advisors with regard to any possible disclosure obligations with respect to their exchange of shares.

     Shareholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

     CAC expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by CAC to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. CAC also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. CAC's reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that CAC must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, CAC further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by CAC to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

     Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which CAC may choose to make a public announcement, except as required by applicable law, CAC shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.

     If CAC materially changes the terms of the tender offer or the information concerning the tender offer, CAC will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) CAC increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

SECTION 15.  FEES AND EXPENSES

     CAC has retained Georgeson Shareholder Communications, Inc. to act as information agent and Computershare Trust Company of New York to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The information agent and depositary will receive reasonable and customary compensation for their services as information agent and depositary, will be reimbursed by CAC for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

     ABN AMRO Trust Services Company is trustee of the CAC 401(k) Profit Sharing Plan and Trust and will receive reasonable and customary compensation for its services as trustee in connection with the tender offer and will be reimbursed for certain out-of-pocket costs.

     No fees or commissions will be payable by CAC to brokers, dealers, commercial banks or trust companies (other than fees to the information agent and depositary) for soliciting tenders of shares under the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. CAC, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of CAC, the information agent or the depositary for purposes of the tender offer. CAC will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this document and Instruction 8 in the letter of transmittal.

SECTION 16.  MISCELLANEOUS

     CAC is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If CAC becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, CAC will make a good faith effort to comply with the applicable law. If, after such good faith effort, CAC cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, CAC has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning CAC.

     CAC has not authorized any person to make any recommendation on behalf of CAC as to whether shareholders should tender or refrain from tendering shares in the tender offer or as to the price or prices at which shareholders may choose to tender shares. CAC has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the letter of transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by CAC.

November 26, 2003

     The letter of transmittal and share certificates and any other required documents should be sent or delivered by each shareholder, or that shareholder's broker, dealer, commercial bank, trust company or nominee, to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:

                              (COMPUTERSHARE LOGO)

           By Mail:               By Facsimile Transmission:     By Hand or Overnight Courier:
  Computershare Trust Company   For Eligible Institutions Only:   Computershare Trust Company
          of New York                   (212) 701-7636                    of New York
      Wall Street Station                                              Wall Street Plaza
         P.O. Box 1010               For Confirmation Only        88 Pine Street, 19th Floor
    New York, NY 10268-1010               Telephone:                  New York, NY 10005
                                        (212) 701-7635

     Questions or requests for assistance or additional copies of this offer to purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

                 The information agent for the tender offer is:

                          (GEORGESON SHAREHOLDER LOGO)

                         17 State Street -- 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call (212) 440-9800
                    ALL OTHERS CALL TOLL-FREE (800) 213-0446